MORRIS, NICHOLS, ARSHT & TUNNELL
                            1201 North Market Street
                                  P.O. Box 1347
                        Wilmington, Delaware 19899-1347
                                   ----------
                            Telephone (302) 658-9200
                            Telecopy  (302) 658-3959

                                                                May 30, 1997

Muldoon, Murphy & Faucette
5101 Wisconsin Avenue, N.W.
Washington, DC  20016


Ladies and Gentlemen:

      You have requested our opinion concerning certain matters of Delaware law in connection with (i) the reorganization of Bayonne Bankshares, M.H.C. (the "Mutual Holding Company"), a federal mutual holding company that owns a majority of the outstanding stock of First Savings Bank of New Jersey, SLA, a New Jersey chartered stock savings association (the "Bank"), into stock form of ownership (the "Conversion"), and (ii) the subscription and community offering (the "Offering"), in connection with the Conversion, by Bayonne Bankshares, Inc., a Delaware corporation (the "Company"), of up to 8,993,000 shares of its common stock, par value $0.01 per share (the "Common Stock").

      In connection with your request for our opinion, you have provided to us, and we have reviewed, the Company's certificate of incorporation (the "Certificate of Incorporation"), its by-laws, the Registration Statement filed with the Securities and Exchange



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Muldoon, Murphy & Faucette
May 30, 1997
Page 2


Commission in connection with the Offering (the "Registration Statement"), including the prospectus constituting a part thereof (the "Prospectus"), a consent of the sole incorporator of the Company, resolutions of the Board of Directors of the Company (the "Board") concerning, inter alia, the organization of the Company, the Offering and the designation of a Pricing Committee of the Board (the "Pricing Committee") and the form of stock certificate approved by the Board to represent shares of Common Stock. We have also obtained a certificate of the Delaware Secretary of State as to the Company's good standing as a Delaware corporation. Capitalized terms used but not defined herein shall have the meanings given them in the Certificate of Incorporation.

      We understand that the Company will loan to the Bank's Employee Stock Ownership Plan (the "ESOP") the funds the ESOP will use to purchase the shares of Common Stock for which the ESOP has subscribed as part of the Offering. In this regard, we have assumed, for purposes of rendering the opinion set forth in paragraph 2 below, that: (a) the Board has duly authorized the loan to the ESOP (the "Loan"); (b) the Loan serves a valid corporate purpose; (c) the Loan will be made at an interest rate and on other terms that are fair to the Company; (d) the terms of the Loan will be set forth in customary and appropriate documents including, without limitation, a promissory note representing the indebtedness of the ESOP to the Company as a result of the Loan; and (e) the closing for the Loan and for the sale of Common Stock to the ESOP



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Muldoon, Murphy & Faucette
May 30, 1997
Page 3


will be held after the closing for the sale of the other shares of Common Stock sold in the Offering and the receipt by the Company of the proceeds thereof.

      We call your attention to the fact that the opinions expressed herein are limited in all respects to matters of Delaware corporate law. We express no opinion concerning the requirements of any other law, rule or regulation, state or federal, applicable to the Bank, the Mutual Holding Company, the Company, the Offering, or the Conversion, including, without limitation, those applicable to state chartered, federally insured savings associations or their holding companies.

      Based upon and subject to the foregoing, it is our opinion that:

      1. The Company has been duly organized and is validly existing in good standing as a corporation under the laws of the State of Delaware, with the corporate power and authority to own, lease and operate its property and conduct its business as now conducted as described in the Prospectus.

      2. Upon the due adoption by the Pricing Committee of a resolution fixing the number of shares of Common Stock to be sold in the Offering and the price therefor, the Common Stock to be issued in the Offering (including the shares to be issued to the ESOP) will be duly authorized and, when such shares are sold and paid for in accordance with the terms set forth in the Prospectus and such resolution, and certificates representing such shares in



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Muldoon, Murphy & Faucette
May 30, 1997
Page 4


the form provided to us are duly and properly issued, will be duly and validly issued, fully paid and nonassessable, with no personal liability for the payment of the Company's debts arising solely by virtue of the ownership thereof; such issuance and sale will not be in violation of or subject to any preemptive rights provided for by Delaware law or by the Company Certificate of Incorporation.

      The following provisions of the Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Common Stock:

      (a) Subsections C.3 and C.6 of Article FOURTH and Section D of Article EIGHTH, which grant the Board the authority to construe and apply the provisions of those Articles, subsection C.4 of Article FOURTH, to the extent that provision obligates any person to provide to the Board the information such subsection authorizes the Board to demand, and the provision of Section C.7 of Article EIGHTH empowering the Board to determine the Fair Market Value of property offered or paid for the Company's stock by an Interested Stockholder, to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon the authority of the directors of the Company under such provisions.

      (b) Article NINTH of the Certificate of Incorporation, which purports to permit the Board to consider the effect of any



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Muldoon, Murphy & Faucette
May 30, 1997
Page 5


offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.


                                       Very truly yours,



                                       /s/ MORRIS, NICHOLS, ARSHT & TUNNELL
                                       -----------------------------------------
                                           Morris, Nichols, Arsht & Tunnell